        Exhibit 10.1

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

AMENDMENT TWO TO EQUIPMENT LEASE AGREEMENT
(RELOAD)
This AMENDMENT TWO TO EQUIPMENT LEASE AGREEMENT (RELOAD) (“Amendment Two”) is dated effective as of October 7, 2020 (the “Effective Date”), and is entered into by and between (i) GK FINANCING, LLC, a California limited liability company (“GKF”), whose address is Two Embarcadero Center, Suite 410, San Francisco, CA 94111, and (ii) NORTHERN WESTCHESTER HOSPITAL ASSOCIATION, a New York not for profit corporation (“Hospital”) (formerly referred to as “Northern Westchester Hospital Center”), whose address is 400 East Main Street, Mount Kisco, NY 10549.
Recitals:
WHEREAS, GKF and Hospital entered into (i) that certain Equipment Lease Agreement dated March 21, 2003 (the “Original Lease”), pursuant to which GKF agreed to lease to Hospital a Leksell Stereotactic Gamma Knife unit, Model C with Automatic Positioning System (the “Model C”), as amended by (ii) that certain Amendment To Equipment Lease Agreement (Perfexion Upgrade) dated effective June 8, 2012 (“Amendment One”), pursuant to which the Model C was upgraded and replaced with a Leksell Gamma Knife Perfexion unit (the “Perfexion”), which was installed at the existing Site (the Original Lease, as amended by Amendment One, is referred to herein as the “Lease”).
WHEREAS, GKF and Hospital desire to further amend the Lease on the terms set forth herein to provide for the reload of the Perfexion that is currently being leased by GKF to Hospital pursuant to the Lease.
Agreement:
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Lease.
2.Cobalt-60 Reload.
a.Scheduling and Process for the Reload. Subject to the terms and conditions set forth herein, GKF shall reload the existing Perfexion with new Cobalt-60 that meets the manufacturer’s radioactivity level specifications (the “Reload”). GKF shall use its commercially reasonable best efforts to perform the Reload in the first or second quarter of 2021, or such other time as mutually agreed to in writing by Hospital and GKF, subject to availability of the Cobalt-60 from the equipment manufacturer, issuance of all regulatory approvals, permits and/or waivers in a timely manner, and completion of construction, if any, of the Site.

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

The parties acknowledge that Hospital may not be able to perform Procedures for approximately three weeks during the Reload. Until such time as the Perfexion is no longer able to perform Procedures due to the Reload, Hospital shall continue to perform Procedures using the Perfexion.

Notwithstanding anything to the contrary contained in this Amendment Two, GKF makes no representation or warranty to Hospital concerning the Reload, and GKF shall have no obligation or liability to pay any damages to Hospital resulting from the Hospital’s inability to perform Procedures during the time required for the Reload, including, without limitation, any lost revenues or profits during the period of time that the Equipment is unavailable to perform Procedures during the Reload.

b.Site Preparation and Rigging. GKF, at its sole cost and expense, shall be solely responsible for the preparation of the Site and the rigging and installation required for the Reload.
c.Hospital Personnel and Services. Upon request and as required by GKF, Hospital, at Hospital’s cost and expense, shall provide GKF with Hospital personnel (including Hospital’s physicists) and services, including security, in connection with Reload, among other things, to oversee, supervise and assist with compliance with local, state and federal regulatory requirements and with nuclear regulatory compliance issues and the calibration of the Perfexion. Hospital shall not be entitled to reimbursement for its personnel costs, internal costs or overhead in connection with the Reload. Notwithstanding anything to the contrary set forth herein, the Reload shall be performed by GKF only after all necessary and appropriate Site modifications (if any), licenses, permits, approvals, waivers, consents and authorizations, and the proper handling of the Cobalt-60 (collectively, the “Permits”), have been obtained by Hospital at Hospital’s sole cost and expense. Subject to Sections 2.a and 2.b above and this Section 2.c, the actual costs of the Reload paid or payable to third parties shall be the responsibility of GKF.
d.Lender Documentation. Upon request by GKF and at GKF’s reasonable expense, Hospital shall execute and deliver a commercially reasonable form of subordination, attornment and non-disturbance or other documentation if such a document is reasonably requested by the third party financing company which holds a security interest in the Perfexion.
e.Acceptance Tests. Upon receipt of Elekta’s report on the results of the Acceptance Tests (as defined in the Leksell Gamma Knife End User Agreement (“LGK Agreement”)), Hospital shall have five (5) business days to review and validate the results of the Acceptance Tests to confirm that the Perfexion meets the manufacturer’s specifications and documentation. If Hospital fails to respond within such five (5) business day period, Hospital shall be granted a one-time five (5) business day extension to validate and confirm the results of the Acceptance Tests. If Hospital fails to respond within such review period, as extended, Hospital shall be deemed to have validated and confirmed the results of the Acceptance Tests.

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

3.No Ownership Interests. Notwithstanding anything to the contrary set forth in the Lease or this Amendment Two, GKF shall retain all ownership rights and title to the Perfexion, and Hospital shall have no ownership interest therein.
4.Extension of Lease Term. In consideration of GKF’s agreement to perform the Reload, the Term is hereby extended to the date that is sixty-six (66) months following the First Perfexion Procedure Date After the Reload.
5.Lease Payments.
a.It is understood and agreed that Section 8.1 of the Lease (Per Procedure Payments) shall remain in full force and effect with respect to all Procedures performed prior to the Reload, and that all rent or lease payments pertaining to Procedures performed prior to the Reload shall continue to be calculated in accordance with Section 8.1 of the Lease (as in effect immediately prior to the Effective Date) and shall be paid by Hospital to, and retained solely by, GKF. However, effective from and after the date the first Procedure is performed at the Site using the Perfexion following completion of the Reload (the “First Post-Reload Procedure Date”), Section 8.1 of the Lease shall be deleted in its entirety and replaced with the following;
"8.l Per Procedure Payments. As rent for the lease of the Equipment to Hospital pursuant to this Agreement, Hospital shall pay to GKF the applicable per procedure payments set forth in Exhibit "A" attached to this Amendment Two (the “Lease Payment”) for each and every "Procedure" that is completed by Hospital, its representatives, affiliates, joint ventures and/or partnerships, on an inpatient or outpatient basis, or “under arrangement” (as used in the Medicare billing context), and irrespective of whether the Procedure is performed using the Equipment or using any other equipment or devices in lieu of, or as an alternative to, the Equipment, and includes, without limitation, any and all related treatment planning and delivery, imaging and other ancillary services. As used herein, the term “Procedure” means any treatment using external, single conformal radiation, commonly called stereotactic radiosurgery, that may include one or more isocenters during the patient treatment session, delivered to any site(s) superior to the foramen magnum.

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“If no Procedures are performed by Hospital or any other person utilizing the Equipment or any other equipment devices, Hospital shall not owe any Lease Payment to GKF. In the event a Procedure is not completed due to a technical problem with the Equipment, the Hospital will not be charged a Lease Payment for such Procedure. GKF shall submit an invoice to Hospital on the fifteenth (15th) and last day of each calendar month (or portion thereof) for the actual number of Procedures performed during the first and second half of the calendar month, respectively. The Hospital shall pay invoices received within thirty (30) days after submission by GKF to Hospital. All or any portion of an invoice which is not paid in full within forty five (45) days after submission shall bear interest at the rate of the lesser of one percent (1.0%) per month (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) until the unpaid rent invoice together with all accrued interest thereon is paid in full. If GKF shall at any time accept a Lease Payment from Hospital after it shall become due, such acceptance shall not constitute or be construed as a waiver of any or all of GKF’s rights under this Agreement, including the rights of GKF set forth in Section 20 of the Agreement.
“Within ten (10) days after Hospital’s receipt of written request by GKF, GKF shall have the right to audit all applicable books and records during normal business hours to verify the number of Procedures performed by Hospital or its agents, representatives, affiliates, joint ventures and/or partnerships utilizing the Equipment and/or any other equipment or devices, and Hospital shall provide GKF (or cause GKF to be provided) with access to such books and records; provided that any patient names or identifiers shall not be disclosed. GKF shall not have access to nor shall it directly or indirectly access any “Patient Health Information” as such terms are defined by HIPAA. GKF agrees that it shall execute such documents and agreements as may be reasonably required by Hospital to assure compliance with HIPAA.”
b.Exhibit "A" attached to Amendment One (which had replaced Exhibit 8 of the Original Lease) is hereby deleted in its entirety and replaced with Exhibit "A" attached to this Amendment Two.

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

c.Arm’s Length Negotiations. The parties acknowledge that the compensation payable by Hospital for the Reload as set forth in this Amendment Two has been negotiated by the parties at arm’s length based upon reasonable and jointly derived assumptions regarding the capacity for clinical services available from the Perfexion, Hospital’s capabilities in providing high quality radiation oncology services, market dynamics, GKF’s risk in providing the Reload and the provision to GKF of a reasonable rate of return on its investment in support of the Reload. Based thereon, the Parties believe that the Lease Payments represent fair market value for the use of the Perfexion, the Reload, maintenance and service, personal property taxes, cost of insurance coverage for the Perfexion, educational support, and any other additional services and costs to be provided or paid for by GKF pursuant to this Amendment Two. Hospital undertakes no obligation to perform any minimum number of procedures on the Perfexion, and the use of the Perfexion for the performance of procedures is wholly based upon the independent judgment of physicians who order such procedures to meet the medical needs of their patients.
6.Educational Support. Hospital’s obligations with respect to community and physician education regarding the Perfexion shall continue in the same manner and with the same amounts as set forth in Section 7 of the Lease; provided that community education activities may be expanded to the general public (in addition to physicians).
7.Charity/Excluded Procedures.
a.As a means to permit Hospital to perform care for persons who are not covered by insurance programs and who do not have the means to pay for such procedures based upon Hospital’s adopted standards of indigency, commencing from and after the First Post-Reload Procedure Date, GKF shall waive the per procedure Lease Payment for not more than [*****] Perfexion procedure to be performed for an indigent person meeting such standards of indigency (a “Charity Procedure”) for each fifty (50) paid Perfexion procedures (without counting any Charity Procedures) performed from and after the First Post-Reload Procedure Date for which a per procedure Lease Payment is made to GKF. For purposes of counting the number of Perfexion procedures to determine the number of Charity Procedures allowed, there shall be no retroactive counting of procedures performed prior to the First Post-Reload Procedure Date. Hospital shall be solely responsible (and GKF shall not in any manner be or become responsible) for determining (i) whether any person described herein requires a Perfexion procedure, (ii) who shall receive a Charity Procedure hereunder if more than one (1) person qualifies for a Charity Procedure, and (iii) whether any person meets the standards of indigency. Hospital shall provide reasonable written documentation evidencing satisfaction of the conditions set forth herein to GKF at or prior to the expected time of treatment.
b.As a means of accommodating differing medical judgment and medical preference for alternative treatment modalities, for each annual period commencing from and after the First Post-Reload Procedure Date, GKF shall waive the per procedure Lease Payment for not more than two (2) procedures that are performed using equipment or devices other than the Perfexion (each, an “Excluded Procedure”).

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

c.If at any time or from time-to-time any of the foregoing limits pertaining to Charity Procedures and/or Excluded Procedures is exceeded by Hospital, then, GKF shall be entitled to receive payment for each Procedure in excess of such limits in an amount equal to the applicable Lease Payment set forth in Exhibit "A" attached to this Amendment Two.
8.Supplier and Owner of Perfexion. The parties hereto agree that, notwithstanding anything to the contrary set forth herein, the Lease as amended by this Amendment Two, is and shall be treated and interpreted as a "finance lease," as such term is defined in Article 2A of the Uniform Commercial Code, that GKF shall be treated as a finance lessor who is entitled to the benefits and releases from liability accorded to a finance lessor under Article 2A of the Uniform Commercial Code. In furtherance of the foregoing, Hospital acknowledges that, before signing this Amendment Two, GKF has informed Hospital in writing (a) that Elekta is the entity supplying the Perfexion and Reload, (b) that Hospital is entitled (under Section 2A of the Uniform Commercial Code) to the promises and warranties, including those of any third party, provided to GKF by Elekta which is the entity supplying the goods in connection with or as part of the contract by which GKF acquired the Perfexion or the right to possession and use of the Perfexion, and (c) that Hospital may communicate with Elekta and receive an accurate and complete statement of those promises and warranties, including any disclaimers and limitations of them or of remedies. Hospital also acknowledges that Hospital has selected Elekta to supply the Perfexion and has directed GKF to acquire the Perfexion or the right to possession and use of the Perfexion from Elekta.

9.Miscellaneous. This Amendment Two (a) shall be governed by and construed under the laws of the State of New York, without reference to its principles of conflicts of law; and (b) may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts shall together constitute the same instrument. The captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this Amendment Two. This Amendment Two constitutes the full and complete agreement and understanding between the parties hereto concerning the subject matter hereof and shall supersede any and all prior written and oral agreements with regard to such subject matter.

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

10.Full Force and Effect; Except as amended by this Amendment Two, all of the terms and provisions of the Lease shall remain unchanged and in full force and effect and, together with this Amendment Two, represent the entire agreement of the parties with respect to the Perfexion and its use by Hospital. Unless the context requires otherwise, all references in the Lease to (i) the “Agreement” shall be deemed to mean the Lease as amended by this Amendment Two; (ii) the “Equipment” shall be deemed to mean the Perfexion; (iii) the “LGK Agreement” shall be deemed to refer to the Perfexion; and (iv) the “Term” shall be deemed to refer to the Term, as extended pursuant to this Amendment Two. To the extent any of the terms of the Lease conflict with the terms of this Amendment Two, the terms and provisions of this Amendment Two shall prevail and control. Where not different or not in conflict with the terms and provisions of this Amendment Two, all applicable terms and provisions set forth in the Lease are incorporated within this Amendment Two as is if set forth herein and shall apply with equal force and effect to the Perfexion. Notwithstanding anything to the contrary set forth herein, no term or condition of this Amendment Two shall be effective to the extent it causes Hospital to breach the LGK Agreement or otherwise violate or infringe upon the rights of Elekta. Nothing set forth in this Amendment Two shall relieve either party from any or all of its obligations under the Lease, including, without limitation, the obligation to pay rent or lease payments and service, insurance and property tax expenses at all times.
IN WITNESS WHEREOF, the parties have executed this Amendment Two effective as of the Effective Date.

GKF: GK FINANCING, LLC By: / s / Craig K. Tagawa____ Craig K. Tagawa Chief Executive Officer Date: 10 / 7 / 2020___________	Hospital: NORTHERN WESTCHESTER HOSPITAL ASSOCIATION By: / s / Phyllis Mc Creedy__ Date: 10 / 7 / 2020________

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit “A”

PER PROCEDURE PAYMENTS

Annual Paid Procedures Performed	Per Procedure Payment
1-50	[*****] per Procedure
51-100	[*****] per Procedure
101+	[*****] per Procedure

Notwithstanding anything to the contrary set forth herein, for purposes of determining the Per Procedure Payments, (a) only those Procedures performed on or after the First Post-Reload Procedure Date shall be counted; (b) the number of annual Procedures performed on the Perfexion or using any other equipment or devices shall be reset to zero (0) at the commencement of each anniversary of the First Post-Reload Procedure Date; (c) Charity Procedures and Excluded Procedures shall not be counted towards the annual Procedures performed; and (d) there shall be no retroactive adjustment of the Per Procedure Payments irrespective of whether the number of Procedures performed reaches a lower Per Procedure Payment level. For example, if during an annual measuring period, the number of annual counted Procedures totals 100, then, the Per Procedure Payments for the first 50 Procedures would remain at [*****] per Procedure while the Per Procedure Payments for the next 50 procedures (i.e., for Procedures 51 through 100) would be [*****] per Procedure. There are no minimum volume requirements.